UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  January 6, 2012

Neah Power Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-49962	88-0418806
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22118 20th Avenue SE, Suite 142 Bothell, Washington 98021
(Address of Principal Executive Offices)

(425) 424-3324

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01              Other Events

Terms of Settlement of Abramowitz Litigation

On January 6, 2012, Neah Power Systems, Inc. agreed to settlement terms (the “Settlement”) with Paul Abramowitz, former Chairman, Director and CEO of the Company, whereby we agreed to settle outstanding claims and counter-claims under litigation. Under the terms of the Settlement, we agreed to pay Abramowitz an aggregate of $128,000, payable as follows:  (i) $30,000 will be due no later than one business day after execution of a mutual release (the “Release”) and other settlement documents, (ii)  $45,000 will be due within 45 days of the Release, to be paid by our directors’ and officers’ liability insurer (after execution of appropriate documentation that is satisfactory to the insurer and all parties) and (iii) with respect to the remaining balance of $53,000, Abramowitz is to receive 20% of any new funding received by the Company, the payments of which will be applied against the remaining balance. Regardless of whether we receive any new funding, full payment of the $128,000 will be due no later than July 31, 2012.  In addition, we agreed to sign a stipulated judgment in the amount of $106,000, with 5 % interest from the date of default, to be entered only upon an event of default in the payment schedule (after written notice and an opportunity to cure).

We are in the process of negotiating and finalizing the Release, other settlement documents and the required documentation for the insurance carrier.  The Release will include Abramowitz’s release of the defendants from any and all claims pertaining to the Litigation, and our release of Abramowitz from any and all counter-claims pertaining to the Litigation.

The Abramowitz lawsuit was scheduled to go to trial on January 23, 2012, and in connection with the Settlement, we and Abramowitz have agreed to mutually extend the trial date to August 27, 2012, which is pending Court approval.  The settlement documents will also include both parties’ agreement to execute a Stipulation and Order of Dismissal of the Litigation with prejudice, to be filed after payment in full of the $128,000.

The Settlement is a result of compromise and shall not be construed as an admission of liability to any person and/or entity, breach of any agreement, or violation of any law or regulation.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Neah Power Systems, Inc.

By:	/s/ Stephen M. Wilson
Stephen M. Wilson
Chief Financial Officer

Date:  January 27, 2012

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